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SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12
CareScience, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders (the "Annual Meeting") of CareScience, Inc., a Pennsylvania corporation (the "Company"), will be held at the Company's headquarters at 3600 Market Street, 7th Floor, Philadelphia, Pennsylvania, on Thursday, May 23, 2002, at 9 a.m. (local time), for the following purposes:

  1.
  to elect two directors; and

  2.
  to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        All shareholders of the Company are cordially invited to attend. The board of directors has fixed the close of business on April 11, 2002 as the record date for the determination of the shareholders of the Company entitled to notice and to vote at the Annual Meeting. Each share of the Company's common stock is entitled to one vote on all matters presented at the Annual Meeting. The Company will make available an alphabetical list of shareholders entitled to vote at the Annual Meeting for examination by any shareholder during ordinary business hours, before the Annual Meeting, at the Company's offices or, on the date of the Annual Meeting, at the Annual Meeting.

        Whether or not you expect to attend the Annual Meeting, please read the accompanying proxy statement and promptly complete, date and sign the enclosed proxy card and return it in the enclosed reply envelope. The proxy is revocable by you at any time prior to its use at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to assure that all your shares will be voted at the annual meeting.

                      By Order of the Board of Directors,

                      Robb L. Tretter
                       General Counsel and Secretary

Philadelphia, Pennsylvania
April 18, 2002

PROXY STATEMENT

General

        Our board of directors has sent you this proxy statement to solicit your vote at our 2002 Annual Meeting of Shareholders to be held at the Company's headquarters at 3600 Market Street, 7th Floor, Philadelphia, Pennsylvania, on Thursday, May 23, 2002, at 9 a.m. (local time). Our headquarters and mailing address are located at 3600 Market Street, Philadelphia, Pennsylvania 19104.

        This proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are being mailed to you on or about April 18, 2002.

        Only shareholders of record at the close of business on April 11, 2002 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting. On the Record Date, there were 13,300,391 shares of common stock outstanding.

        At the Annual Meeting, you will:

  1.
  elect two directors; and

  2.
  vote to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Vote Required

        Votes at the Annual Meeting will be tabulated by our appointed inspectors of election. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum.

        Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, as a general rule, brokers may vote these shares in their discretion. However, brokers are precluded from exercising their voting discretion on certain types of proposals and, absent specific instructions from the beneficial owner in such cases, brokers may not vote on those proposals. This results in what is known as a "broker non-vote" on such proposals.

        Election of directors will be determined by a plurality vote of the shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors.

        All other matters will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

        You are requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned by you are voted at the Annual Meeting.

        Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted FOR the nominees for election as directors named below, and, in the discretion of the proxy holders, on any other matters that properly come before the Annual Meeting.

Revocation of Proxies

        You may revoke your proxy at any time before such proxy is voted. You may revoke your proxy by:

  •
  delivering to our Secretary a written notice of revocation bearing a date later than the date of the proxy;

  •
  duly executing a subsequent proxy relating to the same shares of common stock and delivering it to our Secretary; or

  •
  attending the Annual Meeting and stating to our Secretary an intention to vote in person and so voting.

        Attendance at the Annual Meeting will not in and of itself constitute revocation of your proxy. Any subsequent proxy or written notice of revocation of your proxy should be delivered to CareScience, Inc., 3600 Market Street, 7th Floor, Philadelphia, Pennsylvania 19104, Attention: Robb L. Tretter, Secretary.

Solicitation Procedures

        We will bear all costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and our officers and regular employees may also solicit proxies by telephone, facsimile or personal interview. In addition, we expect to request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and we will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Amended and Restated Articles of Incorporation provide that the board of directors is to consist of three classes, as nearly equal in size as the number permits. Each class of directors generally serves a term of three years, with one class elected each year. The two Class II directors whose terms expire at the Annual Meeting are C. Martin Harris and Jeffrey R. Jay. Our board of directors has nominated these persons for election as Class II directors. It is anticipated that each nominee will be a candidate when the election is held; however, if for any reason a nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by us (except proxies marked to the contrary). If elected, each director will serve until our annual meeting in 2005 or until he is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at our annual meeting in 2003 or 2004, as the case may be.

        The board of directors recommends that shareholders vote "FOR" the election or the nominees for our board of directors named below. Unless a contrary choice is specified, proxies solicited by our board of directors will be voted "FOR" the nominees named below.

Nominees, Directors and Executive Officers

        Set forth below are the names of each nominee for the office of director, each of our other directors and each of our other executive officers, such person's age, the year such person was elected our director, if any, and such person's principal occupation, other business experience during the last five years, and other directorships in publicly-held corporations:

  Nominees for Director

Name	Age	Position
C. Martin Harris(1)(2)(3)	45	Director
Jeffrey R. Jay(1)(4)	43	Director

(1)
Class II director with term expiring in 2005 if elected.

(2)
Member of Compensation Committee.

(3)
Member of Nominating Committee.

(4)
Member of Audit Committee.

        C. Martin Harris, M.D., M.B.A., has served as a director since September 1997. He has served as Chief Information Officer and Chairman of the Information Technology Division at The Cleveland Clinic Foundation, a large integrated delivery system, since June 1996. From 1991 to 1996, he was Chief Information Officer of the University of Pennsylvania Health System. He is a director of Medicalogic/Medscape, Inc. Dr. Harris earned his B.S. and M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

        Jeffrey R. Jay, M.D., M.B.A., has been a director since December 1998. He is a Partner of Whitney & Co., LLC, a private investment firm. He has been with Whitney since 1993, where he focuses on health care and information technology investments. He is a director of a number of privately held health care and information technology companies. Dr. Jay earned his B.S. and M.D. from Boston University and his M.B.A. from Harvard Business School.

  Directors Continuing in Office

Name	Age	Position
David J. Brailer(1)	42	Chairman, Chief Executive Officer and Director
Ronald A. Paulus(2)(3)	39	President and Director
Edward N. Antoian(1)(4)(5)	46	Director
Bruce M. Fried (1)(3)(4)	52	Director
Christopher R. McCleary(2)	49	Director

(1)
Class III director with term expiring 2003.

(2)
Class I director with term expiring in 2004.

(3)
Member of Nominating Committee.

(4)
Member of Audit Committee.

(5)
Member of Compensation Committee.

        David J. Brailer, M.D., Ph.D., has served as our Chairman and Chief Executive Officer and a director since January 1993. He is also Adjunct Assistant Professor of Health Care Systems at The Wharton School, Clinical Associate Professor of Internal Medicine at the University of Pennsylvania Health System, a Senior Fellow at the Leonard Davis Institute of Health Economics at the University

of Pennsylvania and a Fellow of the College of Physicians of Philadelphia and the American College of Physicians. His scientific work focuses on physician decision-making, outcomes measurement, practice-style evaluation and operations strategies. He is the author of numerous articles about health-care management for publications including the Journal of the American Medical Association, the Harvard Business Review, Medical Care, and Health Affairs, and several books and chapters about health management. Dr. Brailer earned his Ph.D. in Management Science at The Wharton School while he was a Robert Wood Johnson Foundation Clinical Scholar at The University of Pennsylvania.

        Ronald A. Paulus, M.D., M.B.A., has served as our President since November 1998. Dr. Paulus joined us as Chief Operating and Chief Financial Officer and a director in March 1993. From June 1989 to March 1993, he was Vice President, Operations of Salick Health Care, Inc., a national provider of oncology, dialysis and related services, and later, Managing Director of its INFUSX subsidiary. Dr. Paulus earned his B.S. and M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

        Edward N. Antoian has served as a director since April 1998. He has served as a Partner of Chartwell Investment Partners since its founding in April 1997. From 1984 to 1997, he served as Senior Portfolio Manager at Delaware Management Company, managing $2 billion of small- and mid-cap growth institutional assets as well as the Trend and Delcap Funds. Mr. Antoian earned his B.S. from The State University of New York at Albany and his M.B.A. from The Wharton School.

        Bruce M. Fried, J.D., has served as a director since February 2002. He served as a partner and chair of the health law group at Shaw Pittman, an international law firm based in Washington, D.C, since 1998. From 1995 to 1998, Mr. Fried served as the Health Care Financing Administration's director of the Center for Health Plans and Providers. From 1994 to 1995, Mr. Fried was vice president of federal affairs at FHP International Corporation, then one of the nation's largest managed care organizations. He is a director of Medicalogic/Medscape, Inc. Mr. Fried earned his B.A. from the University of Florida and J.D. from the University of Florida College of Law.

        Christopher R. McCleary has served as a director since September 2000. He has served as Chairman and Chief Executive Officer of Evergreen Assurance, Inc., a provider of business continuity services, since February 2002. From January 1998 to February 2002, he was Chairman of USinternetworking, Inc., an application service provider delivering internet computing products. On January 7, 2002, USinternetworking and four of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Northern Division. The filing is intended to allow USinternetworking, as debtor-in possession, to continue to manage and operate its assets and businesses in the ordinary course of business subject to the supervision and orders of the court. From January 1996 to December 1997 he was Chairman and Chief Executive Officer of DIGEX, Incorporated, a provider of commercial internet services. From October 1990 to January 1996, Mr. McCleary served as Vice President and General Manager for Satellite Telephone Service at American Mobile Satellite Corporation, a satellite communications company. He is a director of Usinternetworking, Inc. and Radware, Inc., as well as a number of privately held companies. Mr. McCleary earned his B.A. from the University of Kentucky.

  Other Executive Officers

Name	Age	Position
Kristine Martin Anderson	33	Vice President, Consulting
Steven Bell	44	Chief Financial Officer and Treasurer
J. Bryan Bushick	39	Senior Vice President, Business Development
LeRoy E. Jones	32	Chief Technology Officer
Cindy C. Ryan	45	Vice President, Marketing
Robb L. Tretter	30	General Counsel and Secretary
Julie Vaughan	31	Vice President, Services
Thomas H. Zajac	41	Chief Operating Officer

        Kristine Martin Anderson has served as our Vice President, Consulting since February 2002. She has worked for us since June 1993 in various roles, including Director of Operations and Provider Solutions, Director of Special Projects, Director of Product Management, Director of Customer Solutions and Account Manager. In her various roles as a director, she has developed customer service strategies to help customers for performance measurement and improvement, designed product requirements and managed the process by which customers submit data to us for analysis and hosting. Ms. Anderson earned her B.S. from the University of Pennsylvania and is currently a candidate for an M.B.A. at The Wharton School.

        Steven Bell, C.P.A., has served as our Chief Financial Officer since February 1999 and our Treasurer since March 2000. He is responsible for our finance, accounting, treasury, human resource and administrative functions. From December 1994 to December 1998, Mr. Bell was Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of The MRC Group, Inc., a national medical-transcription company with 3,000 employees in 50 offices serving more than 500 medical institutions. Prior to joining MRC in 1993, Mr. Bell spent 13 years in public accounting, first at Price Waterhouse and then as a partner at Zelenkofske, Axelrod & Co. Mr. Bell received his B.B.A. from Temple University.

        J. Bryan Bushick, M.D., M.B.A., has served as our Senior Vice President, Business Development since December 1999. From July 1999 to December 1999, he was Chief Executive Officer of HealthTides.com, an on-line professional opinion research firm. Dr. Bushick served as Vice President, Clinical Partnerships, and later, Vice President, Business Operations for ThinkMed, a managed-care decision support company from September 1997 through May 1999. Before joining ThinkMed, Dr. Bushick was Vice President, Delivery System Integration at United HealthCare from 1993 through 1994 and System Vice President, Performance Measurement and Improvement at Allina Health System from 1994 to 1997. Dr. Bushick earned his B.S. from Dickinson College and his M.D. from the University of Pennsylvania and his M.B.A. from The Wharton School.

        LeRoy E. Jones has served as our Chief Technology Officer since November 2001. From March 1999 to October 2001, he was Vice President for with Scott-Levin Associates, a pharmaceutical market research consulting firm and Quintiles Transnational Company, where he was responsible for leading their Advanced Technology & Development Department. Prior to joining Scott-Levin Associates, Mr. Jones was our Director of Software Engineering and Data Architecture from October 1996 to February 1999. Mr. Jones earned his B.S. from Carnegie Mellon University and is pursuing his M.S.E. from the University of Pennsylvania.

        Cindy C. Ryan has served as our Vice President, Marketing since July 2000. From February 1984 to July 2000, she worked for Aetna, Inc., the largest health benefits company in the U.S., most recently as Marketing Head, Western States, directing all aspects of marketing and communications brand strategy for the western U.S. Ms. Ryan earned her B.S. from Notre Dame de Namur University.

        Robb L. Tretter, J.D., has served as our General Counsel and Secretary since May 2000. From February 1999 to April 2000, he was a corporate associate at Reboul, MacMurray, Hewitt, Maynard & Kristol, a law firm. From November 1996 to January 1999, Mr. Tretter was a corporate associate at Wachtell, Lipton, Rosen & Katz, a law firm. Mr. Tretter earned his B.A. from Cornell University and his J.D. from New York University School of Law.

        Julie Vaughan, M.B.A., has served as our Vice President, Services since February 2002. She has worked for us since June 1999 in various roles, most recently as a Director involved with the Santa Barbara Care Data Exchange project where she helped develop business approaches and Internet-based tools to help facilitate information sharing and the advancement of industry standards. From September 1998 to October 1999, she was an associate at Deloitte Consulting, a large consulting firm, where she specialized in the use of information technology to improve patient care. From September 1996 to June 1998, she was at The Wharton School earning her M.B.A. From 1992 to 1996, she was a C.P.A. and healthcare consultant for Ernst & Young LLP, a large accounting and consulting firm. At Ernst & Young she worked on the operational improvement of hospitals and health systems as well as financial valuations and market entry feasibility studies for long-term care facilities. Ms. Vaughan earned her B.A. from Franklin and Marshall College and M.B.A. from The Wharton School.

        Thomas H. Zajac, M.B.A., has served as our Chief Operating Officer since November 1999. From March 1999 through November 1999, he led the Business Solutions Group of Eclipsys Corporation, a health-information company. He joined Eclipsys as part of its acquisition of Transition Systems, Inc. in 1998. Mr. Zajac was associated with Transition Systems for more than 11 years, last serving as Chief Operating Officer and Vice President and General Manager in charge of Sales, Product Development, Consulting, Customer Services and Support. Mr. Zajac earned his B.S. and M.B.A. from Drexel University.

Meetings and Committees of the Board

        During the 2001 fiscal year, our board of directors held eight meetings, and only Christopher R. McCleary attended fewer than 75% of the aggregate number of meetings of the board. No other director then in office attended fewer than 75% of the aggregate number of meetings of the board and meetings of the committees of our board on which he serves.

        We have audit, compensation and board nominating committees. The audit committee consists of Messrs. Antoian and Fried and Dr. Jay, and met four times during the 2001 fiscal year. The audit committee:

  •
  reviews the results and scope of the audit and other services provided by our independent auditors; and

  •
  reviews and evaluates our audit and control functions.

        The compensation committee consists of Mr. Antoian and Dr. Harris, and met one time during the 2001 fiscal year. The compensation committee:

  •
  reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  •
  makes recommendations to the board regarding those matters.

        The board nominating committee consists of Mr. Fried and Drs. Harris and Paulus, and met one time during the 2001 fiscal year. The board nominating committee:

  •
  reviews and evaluates potential new members to the board; and

  •
  nominates new board members for approval by the other directors.

Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of Mr. Antoian and Dr. Harris. Dr. William Winkenwereder served on the compensation committee prior to his resignation on October 30, 2001. None of Mr. Antoian or Drs. Harris and Winkenwerder are our employees or our current or former officers. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

        On June 15, 2001, we entered into loan and security agreements with some of our officers and directors in order to facilitate the purchase of CareScience common stock by the officers and directors of CareScience. The aggregate value of the loans is $420,000 with no director or executive officer receiving more than $50,000. Each of the loans is full recourse against the individual. Upon execution of the loan and security agreements, we issued 28,395 shares of our common stock to each of Mr. Antoian and Dr. Winkenwerder.

Director Compensation

        Outside directors are entitled to receive $500 for attending a telephonic meeting and $1,500 for attending a meeting in person for their services as members of the board of directors. Members are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our stock plans.

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of April 18, 2002, by (1) each person or entity who is known by us to own beneficially more than 5% of our outstanding stock; (2) each of our executive officers named in the Summary Compensation Table on page 9; (3) each director and nominee; and (4) all directors, nominees and executive officers as a group.

        Applicable percentage ownership in the following table is based on 13,300,391 shares of common stock outstanding as of April 18, 2002. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock option plans, there will be further dilution to new public investors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of the our common stock subject to options or conversion rights that are presently exercisable or exercisable within 60 days of April 18, 2002 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address	Number of shares of common stock beneficially owned	Percentage of outstanding shares
J.H. Whitney III/Whitney Strategic Partners III (1) 177 Broad Street Stamford, CT 06901	2,639,948	19.8%
Health Net, Inc. 21600 Oxnard Street, Suite 2000 Hills, CA 91367	2,652,004	19.9
J.P. Morgan Chase & Co. 270 Park Avenue New York, NY 10017	817,800	6.1
David J. Brailer (2)	2,474,605	18.6
Ronald A. Paulus (3)	881,605	6.6
Steven Bell(4)	137,575	*
Anthony R. Bennett	—	*
J. Bryan Bushick(5)	114,652	*
Gregory P. Hess	—	*
Thomas H. Zajac(6)	190,943	*
Edward N. Antoian(7)	182,744	*
Bruce M. Fried	—	*
C. Martin Harris(8)	37,750	*
Jeffrey R. Jay(9)	2,643,698	19.9
Christopher R. McCleary(10)	37,145	*
All directors and executive officers As a group (17 persons)	6,827,130	51.3

*
Represents less than 1% of the outstanding shares of common stock.

(1)
J.H. Whitney Equity Partners III, L.L.C. is the sole general partner of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. The following individuals are the managing members of J.H. Whitney Equity Partners III, L.L.C.: Joseph D. Carrabino, Jr., Peter M. Castleman, James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone. Each of such individuals disclaims beneficial ownership of such shares except to the extent of his proportionate interest.

(2)
Includes 1,280,074 shares held by trust, 12,800 shares held by Matthew F. Rhoa as custodian for Preston Rhoa Brailer and 5,000 shares of common stock issuable upon exercise of stock options within 60 days.

(3)
Includes 215,354 shares held by trust and 5,000 shares of common stock issuable upon exercise of stock options within 60 days.

(4)
Includes 104,180 shares of common stock issuable upon exercise of stock options within 60 days.

(5)
Includes 78,047 shares of common stock issuable upon exercise of stock options within 60 days.

(6)
Includes 150,079 shares of common stock issuable upon exercise of stock options within 60 days.

(7)
Includes 65,999 shares of common stock owned by Zeke Investment Partners. Mr. Antoian is a partner of Zeke Investment Partners. Includes 35,750 shares of common stock issuable upon exercise of stock options within 60 days.

(8)
Includes 35,750 shares of common stock issuable upon exercise of stock options within 60 days.

(9)
Includes 3,750 shares of common stock issuable upon exercise of stock options within 60 days and consists of 2,577,831 shares of common stock owned by J.H. Whitney III, L.P. and 62,117 shares of common stock owned by Whitney Strategic Partners III, L.P., which are affiliates. Dr. Jay is a managing member of J.H. Whitney Equity Partners III, LLC, which is the general partner of both entities. Dr. Jay disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in such entities.

(10)
Includes 8,750 shares of common stock issuable upon exercise of stock options within 60 days.

EXECUTIVE COMPENSATION

        The following table sets forth in summary form information concerning the compensation paid by us during the fiscal years ended December 31, 2001, 2000 and 1999 to our Chief Executive Officer and each of our other four most highly paid executive officers during the 2001 fiscal year whose salary and bonus for the fiscal year exceeded $100,000 and who served as one of our executive officers during the 2001 fiscal year. In addition to the other four most highly paid executives, we included information concerning Anthony R. Bennett and Gregory P. Hess, who each are no longer employed as our executive officers. We refer to each of these officers as the named executive officers in this proxy statement. Other than the salary and bonus described in the table below, we did not pay any executive officer any fringe benefits, perquisites or other compensation in excess of either $50,000 or 10% of the total of his salary and bonus during the fiscal years ended December 31, 2001 2000 or 1999.

Long-Term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options	All Other Compensation
	Year	Salary	Bonus
David J. Brailer Chairman and Chief Executive Officer	2001 2000 1999	$275,964 262,500 250,774	$25,000 25,000 25,000	20,000 — —	$5,736 5,031 2,514
Ronald A. Paulus President	2001 2000 1999	238,579 225,750 212,876	— — —	20,000 — —	4,959 4,326 2,161
Steven Bell Chief Financial Officer	2001 2000 1999	168,525 156,591 131,377	10,000 — —	20,000 — 198,359	3,371 3,132 872
J. Bryan Bushick Senior Vice President, Business Development	2001 2000 1999	162,780 156,258 —	— — —	20,000 — 150,923	3,256 2,325 —
Anthony R. Bennett(1) Former Chief Technology Officer	2001 2000 1999	172,023 87,949 —	— — —	10,000 — —	— — —
Gregory P. Hess(2) Former Senior Vice President and Managing Director, Pharma and Biotech Solutions	2001 2000 1999	185,000 180,000 44,423	— — —	20,000 — 145,078	3,533 3,300 —
Thomas H. Zajac Chief Operating Officer	2001 2000 1999	225,000 225,000 32,483	25,000 25,000 —	20,000 — 290,157	4,627 2,250 —

(1)
Resigned as our Chief Technology Officer in October 2001 and became a consultant to us.

(2)
Ended employment with us in December 2001.

        The amounts listed under All Other Compensation for the executive officers listed above are matching contributions made by us for the executive officer's account under our 401(k) plan.

Option Grants in Last Fiscal Year

        The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended December 31, 2001.

        Amounts represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
David J. Brailer	20,000	2.1%	$1.62	6/16/11	$20,389	$51,655
Ronald A. Paulus	20,000	2.1%	1.62	6/16/11	20,389	51,655
Steven Bell	20,000	2.1%	1.62	6/16/11	20,389	51,655
Anthony R. Bennett	10,000	1.1%	1.65	6/25/11	10,390	26,314
J. Bryan Bushick	20,000	2.1%	1.62	6/16/11	20,389	51,655
Gregory P. Hess	20,000	2.1%	1.62	6/16/11	20,389	51,655
Thomas H. Zajac	20,000	2.1%	1.62	6/16/11	20,389	51,655

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning option exercises and unexercised options for the fiscal year ended December 31, 2001 with respect to each of the named executive officers.

        The value realized represents the difference between the deemed value of the common stock on the date of exercise used by us for accounting purposes and the exercise price of the option.

        The value of unexercised in-the-money options was calculated based on the difference between closing price of our common stock on the Nasdaq National Market on December 31, 2001 of $1.25 per share and the exercise price of the options.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
David J. Brailer	—	140,899	$—	$—
Ronald A. Paulus	—	116,719	—	—
Steven Bell	75,000	143,359	—	—
Anthony R. Bennett	—	10,000	—	—
J. Bryan Bushick	68,444	102,479	—	—
Gregory P. Hess	—	—	—	—
Thomas H. Zajac	96,719	213,438	—	—

Compensation Plans

  Equity Compensation Plan

        Our Amended and Restated 1995 Equity Compensation Plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock to our designated employees, selected consultants and non-employee directors.

        General.    The plan authorizes up to 2,565,038 shares of common stock for issuance under the terms of the plan. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year, subject to adjustment. If options granted under the plan expire, terminate, or are canceled, forfeited, exchanged or surrendered for any reason without having been exercised, or shares of restricted stock are forfeited, the shares of common stock underlying that grant will again be available for purposes of the plan.

        Administration of the Plan.    A compensation committee administers and interprets the plan. The compensation committee consists of two or more non-employee directors approved by the board. The compensation committee has the sole authority to:

  •
  determine grants under the plan, including eligible individuals and the type, size, vesting, exercise price and other terms of the grants to be made to each of those individuals; and

  •
  make factual determinations and amend the plan.

        The compensation committee may also delegate to the Chief Executive Officer the authority to make grants and to designate individuals to receive grants under the plan.

        Options.    Options granted under the plan are generally not transferable by the optionee. Options granted under the plan must generally be exercised within 10 years. The exercise price of all options must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. Incentive stock options granted to any participant who owns more than 10% of our outstanding common stock on the date of grant must have an exercise price equal to or exceeding 110% of the fair market value of a share of common stock on the date of grant and must not be exercisable for longer than five years. The vesting schedule of options granted after December 28, 1998 is determined by the compensation committee.

        Restricted Stock.    Restricted stock granted under the plan is generally not transferable by the grantee until restrictions on the grant lapse. Restrictions on the transfer of shares will lapse as to one-half of the shares subject to a restricted stock grant in four equal annual installments commencing on the first anniversary of the date of grant and the remaining one-half at the end of the fourth year, unless otherwise determined by the compensation committee. Restricted stock will generally be granted for no consideration.

        Change of Control.    All outstanding options will immediately vest and restrictions on restricted stock will immediately lapse upon a change of control. A change of control is defined to have occurred if:

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  we sell or dispose of substantially all of our assets;

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  we adopt a plan for our liquidation or dissolution;

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  as a result of any transaction, any one shareholder, other than David J. Brailer, becomes a beneficial owner, directly or indirectly, of more than 50% of our voting stock; the term beneficial owner is defined in the Securities Exchange Act of 1934;

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  a majority of the members of our Board of Directors are not continuing directors, as defined below in the plan; or

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  we consolidate with, or merges with or into, any person, or any person consolidates with, or merges with or into, us, other than any such transaction where our shareholders immediately prior to such transaction, own, immediately after giving effect to such transaction, a majority of the combined voting power of the corporation or other entity surviving such transaction.

  Restricted Stock Option Plan

        Our Amended and Restated 1998 Time Accelerated Restricted Stock Option Plan provides for grants of restricted non-qualified stock options to our officers, senior management and employee directors.

        General.    The plan authorizes up to 483,594 shares of common stock for issuance under the terms of the plan. If options granted under the plan expire or terminate for any reason without having been exercised, the shares of common stock underlying that grant will again be available for purposes of the plan.

        Administration of the Plan.    The board of directors administers and interprets the plan, except that no member of the board may act upon any matter exclusively affecting any option granted or to be granted to himself or herself under the plan. The board of directors has the sole authority to:

  •
  determine grants under the plan, including eligible individuals, size, vesting, exercise price and other terms of the grants made to each of those individuals; and

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  amend the plan.

        The board of directors may delegate its powers, duties and responsibilities to a committee consisting of two or more non-employee directors approved by the board and an outside director.

        Grants.    Options granted under the plan consist of non-qualified stock options that are not intended to qualify as incentive stock options under the Code and are generally not transferable by the optionee. Options granted under the plan will generally be exercisable within seven years and must be exercised within 10 years. The exercise price of all options must be at least equal to the fair market value of the underlying shares of common stock on the date of grant.

        Changes Due to Reorganizations.    In the event that the outstanding common stock is changed into or exchanged for a different number or kind of our shares or other of our securities or securities of another corporation as the result of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or dividends payable in capital stock, appropriate adjustments will be made in the number and kind of shares for which options may be granted under the plan. In addition, all outstanding options will immediately vest and restrictions on restricted stock will immediately lapse upon a change of control. A change of control is defined to have occurred if:

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  we sell or dispose of substantially all of our assets;

  •
  we adopt a plan for our liquidation or dissolution;

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  as a result of any transaction, any one shareholder, other than David J. Brailer, becomes a beneficial owner, directly or indirectly, of more than 50% of our voting stock; the term beneficial owner is defined in the Securities Exchange Act of 1934;

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  a majority of the members of our Board of Directors are not continuing directors, as defined below in the plan; or

  •
  we consolidate with, or merges with or into, any person, or any person consolidates with, or merges with or into, us, other than any such transaction where our shareholders immediately prior to such transaction, own, immediately after giving effect to such transaction, a majority of the combined voting power of the corporation or other entity surviving such transaction.

Limitations on Liability and Indemnification

  Limitations on Liability

        Our articles of incorporation and applicable Pennsylvania law provide that our directors will not be personally liable to us or our shareholders for monetary damages resulting from a breach of fiduciary duty except for:

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  any breach of the duty of loyalty to us or our shareholders; and

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  any breach or failure to perform that constitutes self-dealing, willful misconduct or recklessness.

        This limitation of liability does not apply to liability pursuant to any criminal statute nor does it relieve our directors from payment of taxes pursuant to federal, state or local law.

Indemnification

        Our articles of incorporation provide that we will indemnify our directors and executive officers and may indemnify our other corporate agents, to the fullest extent permitted by Pennsylvania law. Section 1741 of the Pennsylvania corporate laws provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with that action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

Employment Agreements

        We have entered into employment agreements with our executive officers as described below. Unless otherwise specified below all of our executive officers are eligible to receive bonuses in amounts to be determined by the board of directors and to participate in our stock option plans. Each executive officer has agreed not to disclose confidential information, including, but not limited to, any of our trade secrets, policies and proprietary technology, which are not known to the public or consented to disclosure by us. In addition, each executive officer was required to sign a non-competition agreement and an invention assignment agreement with us. We may only terminate our executive officers under the terms of their employment agreement for circumstances relating to their willful failure to perform his duties, illegal, dishonest or fraudulent acts, for breach of the agreement or mental or physical disability.

        Dr. Brailer's employment agreement also provides for:

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  appointment as Chief Executive Officer;

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  a current term from December 2001 to December 2002;

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  annual increases of not less than five percent of his base salary;

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  an annual minimum bonus of not less than $25,000;

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  automatic renewal for 12-month terms unless notice is provided of intention not to renew at least 60 days prior to the end of a term; and

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  severance equal to his base salary payments for a period of six months following his termination of employment or through the end of the term of the agreement, whichever is longer in the event he leaves his employment for good cause, as defined in the agreement.

        Dr. Paulus' employment agreement also provides for:

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  appointment as President;

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  an initial term from November 1999 to January 2001;

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  annual increases of not less than five percent of his base salary;

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  following the initial term, automatic renewal until either party provides six months advance notice of intent not to renew; and

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  severance equal to his base salary payments for a period of six months following his termination of employment or through the end of the term of the agreement, whichever is longer in the event he leaves his employment for good cause, as defined in the agreement.

        Mr. Bell's employment agreement also provides for:

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  appointment as Chief Financial Officer;

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  a current term from February 2002 to February 2003;

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  automatic renewal for 12-month terms unless notice is provided of intention not to renew at least 90 days prior to the end of a term;

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  severance equal to his base salary payments for a period of six months following his termination of employment, unless he is terminated for cause, as defined in the agreement, death or disability;

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  severance equal to his base salary payments for a period of six months if his employment agreement is not renewed at the end of the term; and

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  severance equal to his base salary payments for a period of twelve months following his termination of employment within nine months before or after our change of control, as defined in the agreement, unless he is terminated for cause.

        Mr. Bushick's employment agreement also provides for:

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  appointment as a Vice President;

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  a current term from December 2002 to December 2003;

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  automatic renewal for 12-month terms unless notice is provided of intention not to renew at least six months prior to the end of a term;

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  until June 2001, severance equal to his base salary payments for a period of nine months following his termination of employment, unless he is terminated for cause, as defined in the agreement, death or disability; and

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  after June 2001, severance equal to his base salary payments for a period of six months following his termination of employment, unless he is terminated for cause, as defined in the agreement, death or disability.

        Mr. Tretter's employment agreement also provides for:

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  appointment as General Counsel;

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  an initial term from May 2000 to May 2003;

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  automatic renewal for 12-month terms unless notice is provided of intention not to renew at least six months prior to the end of a term; and

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  severance equal to his base salary payments for a period of six months following his termination of employment, unless he is terminated for cause, as defined in the agreement, death or disability.

        Mr. Zajac's employment agreement also provides for:

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  appointment as Chief Operating Officer;

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  a current term from November 2002 to November 2003;

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  an annual minimum bonus of not less than $25,000;

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  automatic renewal for 12-month terms unless notice is provided of intention not to renew at least six months prior to the end of a term; and

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  severance equal to the lesser of his base salary payments for a period of nine months following his termination of employment or his base salary for the remaining term of his employment agreement, unless he is terminated for cause, as defined in the agreement, death or disability.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The compensation committee of our board of directors is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive and benefit plans. The compensation committee also seeks to ensure that our compensation philosophy is consistent with our best interests and is properly implemented.

Compensation Philosophy

        Our compensation philosophy for executive officers serves two principal purposes: (1) to provide a total compensation package for executive officers that is competitive with the current market for executive talent and enables us to attract and retain key executive and employee talent needed to achieve our business objectives and (2) to link executive compensation to improvements in our performance and increases in shareholder value as measured principally by the trading price of our common stock.

Elements of Executive Officer Compensation

        CareScience's executive compensation consists primarily of salary, health insurance and similar benefits, and the award of stock options. CareScience has in the past and continue to emphasize the award of stock options in its executive compensation policy and to date CareScience has not made use of cash incentive bonuses. The Compensation Committee believes that in the highly competitive, emerging markets in which CareScience operates, equity-based compensation provides the greatest incentive for outstanding executive performance and encourages the greatest alignment of management and shareholder long-term interests.

        Officer Salaries.    The Compensation Committee annually reviews the salary of the Chief Executive Officer, President and Chief Financial Officer. In addition, the Compensation Committee sets guidelines for compensation of the other officers of CareScience. In determining the appropriate salary levels for such officers, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant markets for executive talent.

        During 2001, the Compensation Committee increased the salary of Dr. Brailer to from $262,500 to $275,652, of Dr. Paulus from $225,750 to $237,037, and of Mr. Bell from $157,500 to $168,525. The Compensation Committee believes its actions are appropriate in light of CareScience's continued emphasis on long-term equity-based compensation. The Compensation Committee approved loans to officers and directors in order to facilitate the purchase of CareScience common stock by the officers and directors of CareScience. The loans went into effect on June 15, 2001 and are more fully described under "Certain Transactions" below. CareScience currently has employment agreements with the following executive officers: Drs. Brailer, Paulus, and Bushick, and Messrs. Bell, Tretter and Zajac.

        Stock Option Grants.    As noted above, CareScience has relied substantially on long-term equity-based compensation as the principal means of compensating and incentivizing its executive officers. It is the our practice to set option exercise prices for officers at not less than 100% of the fair market value of our common stock on the date of grant. Thus, the value of the shareholders' investment in us must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. With certain exceptions, options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In determining the number of shares subject to the stock option grants, the Compensation Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options previously granted to such officer. In addition, the Compensation Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to CareScience.

Policy on Deductibility of Compensation

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's shareholders.

        The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of CareScience. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under CareScience's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and CareScience's best interests.

                      By the Compensation Committee
                      of the Board of Directors,
                      Edward N. Antoian
                      C. Martin Harris

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board is responsible for, among other things, considering the appointment of the independent auditors for CareScience, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. The current composition of the Audit Committee satisfies the rules of the National Association of Securities Dealers, Inc. that governs audit committee composition, including independence.

        In 2000, the Audit Committee approved and adopted an Audit Committee Charter.

Independent Auditors Fees

        Arthur Andersen LLP has audited CareScience's financial statements since its formation. CareScience is currently interviewing accounting firms in consideration of a possible change of independent auditors. During 2002, the Audit Committee and the Board of Directors will select CareScience's independent auditor for 2002. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he or she so desire and to respond to appropriate questions.

Fees

        CareScience's audit fees for the 2001 fiscal year were $74,750. Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the 2001 fiscal year and the aggregate fees billed for all other services rendered by Arthur Andersen LLP for the 2001 fiscal year were $14,000 relating to tax return preparation.

Review and Recommendation

        In connection with the December 31, 2001 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence. Based upon these reviews and discussions, the Audit Committee has recommended to our board of directors, and the board has approved, that CareScience's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10- K for the fiscal year ended December 31, 2001.

                      By the Audit Committee
                      of the Board of Directors,
                      Edward N. Antoian
                      Bruce M. Fried
                      Jeffrey R. Jay

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder returns, since June 28, 2000 (the period that our common stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended) on our common stock with the Nasdaq Stock Market—U.S. Index and the Nasdaq Computer and Data Processing Services Index. The graph assumes an initial investment of $100 and reinvestment of any dividends. The stock performance on this graph is not necessarily indicative of future performance.

CERTAIN TRANSACTIONS

        On June 15, 2001, we entered into loan and security agreements with some of our officers and directors in order to facilitate the purchase of CareScience common stock by the officers and directors of CareScience. The aggregate value of the loans is $420,000 with no director or executive officer receiving more than $50,000. Messrs. Antoian, Bell, McCleary, Tretter and Zajac, Ms. Ryan, and Drs. Brailer, Bushick, Paulus and Winkenwerder participated. Each of the loans is full recourse against the individual. Upon execution of the loan and security agreements, we issued an aggregate 259,259 shares of our common stock to the participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To our knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in the fiscal year ended December 31, 2000 were timely filed, with the exception of one late report covering the resignation of Alfredo A. Czerwinski, formerly our Chief Medical Officer.

OTHER MATTERS

        The board of directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this proxy statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

        In accordance with the our bylaws, for a matter to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof to our Secretary not less than 120 days before the anniversary date of this proxy statement for that year, or December 19, 2002. For nominations of directors by shareholders, a shareholder generally must provide notice not less than 90 days prior to the anniversary date of the Annual Meeting, or February 21, 2002. Any such notices must contain certain information specified in our bylaws.

        In addition, pursuant to applicable rules under the Securities and Exchange Act, some shareholder proposals may be eligible for inclusion in our proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders. In order to be included, any such proposal must be received at our offices at 3600 Market Street, 7th Floor, Philadelphia, Pennsylvania 19104, Attention: Secretary, not later than December 19, 2002.

                      By Order of the Board of Directors,

                      Robb L. Tretter
                       General Counsel and Secretary

Philadelphia, Pennsylvania

April 18, 2002

CARESCIENCE, INC. PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Annual Meeting of Shareholders, Thursday, May 23, 2002

        The undersigned shareholder of CareScience, Inc., a Pennsylvania corporation, hereby appoints David J. Brailer, Ronald A. Paulus and Robb L. Tretter, or any of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of common stock of CareScience, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Company's headquarters at 3600 Market Street, 7th Floor, Philadelphia, Pennsylvania, on Thursday, May 23, 2002, at 9 a.m. (local time) or any adjournment thereof, in accordance with the instructions on the reverse side.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" all nominees in proposal no. 1. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

        To vote by mail, please mark, date and sign on the reverse side and return promptly using the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN
PROPOSAL NO. 1

1.
Election of the following Nominees as Directors:
☐ FOR all nominees	☐ FOR all except
Nominees: C. Martin Harris, Jeffrey R. Jay
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)

        THE PROXIES ARE AUTHORIZED TO VOTE AS THEY MAY DETERMINE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature

Signature (if held jointly)
Date:	, 2002

        Please sign exactly as name appears above.

When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
COMMON STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
CARESCIENCE, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1